                                                                    EXHIBIT 5



                       OPINION OF KILPATRICK STOCKTON LLP

March 6, 2003

Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C.  20549


                  Re: Krispy Kreme Doughnuts, Inc. (the "Company") Registration Statement on Form S-4 (File No. 333-103434)

Sir/Madam:

We have been requested to advise regarding the legality of 1,684,925 shares of common stock of the Company, no par value (together with the attached preferred stock purchase rights, the "Shares"), issuable in accordance with the provisions of an agreement and plan of merger among the Company, Oliver Acquisition Corp. and Montana Mills Bread Co., Inc. dated January 23, 2003 and as contemplated by the Company's registration statement on Form S-4 (File No. 333-103434) (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act").

As to matters of fact, we have examined and relied upon originals or copies certified to our satisfaction of such corporate records, certificates of corporate officers and certificates of public officials and have conducted such investigation as in our judgment is necessary or appropriate to enable us to render the opinion expressed below.

Based on the foregoing, we advise you that in our opinion, when issued in the manner and for the consideration contemplated by the Registration Statement, the Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the use of our firm's name under the caption "Legal Matters" and to the filing of a copy of this opinion with the Commission as an exhibit to the Registration Statement referred to above.


                                                     Very truly yours,


                                                     /s/ Kilpatrick Stockton LLP

                                                     KILPATRICK STOCKTON LLP